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                                                               EXHIBIT 1.(H)



                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY

                             ARTICLES SUPPLEMENTARY


         American General Series Portfolio Company, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation", hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly divided and classified 100,000,000 shares of the unissued Common Stock of the Corporation into the class or series designated Growth Portfolio, all of which shares have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in Article V, Section (2) of the Charter. The Board of Directors also has provided for the issuance of such series.

         SECOND: (a) Prior to the foregoing classification, the Corporation was authorized to issue 2,000,000,000 shares of common stock, 1,300,000,000 of which were authorized to be issued in the following classes of Common Stock comprising one hundred million (100,000,000) shares each: MidCap Index Portfolio, Timed Opportunity Portfolio, Money Market Portfolio, Capital Conservation Portfolio, Government Securities Portfolio, International Equities Portfolio, Social Awareness Portfolio, International Government Bond Portfolio, Small Cap Index Portfolio, Science & Technology Portfolio and Growth & Income Portfolio; and two hundred million (200,000,000) of which were authorized to be issued in a class of Common Stock designated Stock Index Portfolio.

         (b) After giving effect to the classification, the Corporation is authorized to issue 2,000,000,000 shares of common stock, 1,400,000,000 billion of which are authorized to be issued in the following classes of Common Stock comprising one hundred million (100,000,000) shares each: MidCap Index Portfolio, Timed Opportunity Portfolio, Money Market Portfolio, Capital Conservation Portfolio, Government Securities Portfolio, International Equities Portfolio, Social Awareness Portfolio, International Government Bond Portfolio, Small Cap Index Portfolio, Science & Technology Portfolio, Growth & Income Portfolio and Growth Portfolio; and two hundred million (200,000,000) of which were authorized to be issued in a class of Common Stock designated Stock Index Portfolio.

         IN WITNESS WHEREOF, American General Series Portfolio Company has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on January 27, 1994.

WITNESS:                           AMERICAN GENERAL SERIES PORTFOLIO
                                        COMPANY

/s/ CYNTHIA A. TOLES               By /s/ STEPHEN D. BICKEL
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Cynthia A. Toles, Secretary          Stephen D. Bickel, President





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         THE UNDERSIGNED, President of American General Series Portfolio
Company, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                  /s/ STEPHEN D. BICKEL
                                  ----------------------------------------
                                  Stephen D. Bickel, President